EXHIBIT 4.2
DESCRIPTION OF CAPITAL STOCK
The following description of capital stock of Flotek Industries, Inc. (the “Company,” “we” or “us”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation (collectively, the “Certificate of Incorporation”) and the Company’s Second Amended and Restated Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.

General

Our authorized capital stock consists of:

•140,000,000 shares of common stock, $0.0001 par value; and
•100,000 shares of preferred stock, $0.0001 par value.

The following summary of the rights, preferences and privileges of our capital stock, our Certificate of Incorporation and our Bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Certificate of Incorporation and Bylaws.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. The holders of common stock are entitled to receive dividends as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock have no preemptive or other subscription rights to purchase our common stock.

Preferred Stock

Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the board of directors has the authority to issue up to 100,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of the common stock, without further vote or action by the stockholders.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise and, as a result, protect the continuity of our management. The issuance of shares of the preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Delaware Anti-Takeover Law, Certificate of Incorporation and Bylaw Provisions

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination,” among other things, as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and employee stock plans, under which employee participants do not have the right to; or
•the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our Certificate of Incorporation or Bylaws in the future to elect not to be governed by the anti-takeover law. This election would generally be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

Provisions of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by written consent of the holders of all of the outstanding stock entitled to vote on such action. Under Delaware law, the power to adopt, amend or repeal Bylaws is conferred upon the stockholders. A corporation may, however, in its Certificate of Incorporation also confer upon the board of directors the power to adopt, amend or repeal its Bylaws. Our Certificate of Incorporation and Bylaws grant our board the power to adopt, amend and repeal our Bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our Bylaws, but only at any regular or special meeting of stockholders by the holders of not less than a majority of the outstanding shares of stock entitled to vote. Also, our Bylaws do not grant our stockholders the ability to call special meetings of stockholders. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.

The foregoing provisions of our Certificate of Incorporation and Bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company.

Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company. As permitted by the DGCL, the Certificate of Incorporation provides that directors of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent of the law of the State of Delaware. If the DGCL is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our officers and directors. These policies include coverage for losses for wrongful acts. Each of our officers and directors is named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Exclusive Forum Provision

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or to the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (d) any action asserting a claim against the Company governed by the internal affairs doctrine.

Listing of Common Stock

Our common stock is currently listed on the New York Stock Exchange under the symbol “FTK.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.